Exhibit 10.1

February 16, 2024

Mr. Robert M. Gutkowski

Via Email to: rmgutkowski@aol.com

Dear Bob:

It is my sincere pleasure, on behalf of the entire Board of Directors, to invite you to become a Director of SharpLink Gaming, Inc. (“SharpLink” or the “Company”), effective February 16, 2024. As a member of the Board, we believe your notable experience and expertise will add an important perspective to the Board’s operations.

Position

You have been recommended and Board approved for appointment as an independent member of the Board of Directors of the Company and appointment to each of the Board committees, namely the Audit Committee and the Compensation Committee.

Base Board Compensation

In accordance with SharpLink’s Director Compensation Plan, you will receive an annual retainer of $30,000 paid in equal quarterly amounts of $7,500 at the end of each quarter for which you have provided service. Since this fee will not be subject to ordinary withholdings, you will be entirely responsible for the accounting and payment of any taxes that may be due as a result of this income to you.

Committee(s) Compensation

For your service as a member of the Audit and Compensation Committees, you will receive additional annual cash compensation of $10,000, paid in equal quarterly amounts of $2,500 at the end of each quarter for which you have provided service.

Equity

On February 16, 2024, you will automatically be granted 40,000 restricted stock units (“RSUs”), which shall vest in equal quarterly installments over one year (the “RSU Grant”), subject to your continued service as a director through each applicable vesting date, which are March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024.

Change of Control	The RSU Grant shall accelerate and vest in full upon a sale event resulting in a change of control, as further defined in our 2023 Equity Incentive Plan.
Reimbursed Expenses	You will be reimbursed for normal out of pocket travel expenses incurred by you in your service as a Director, based upon an invoice submitted by you to the Company in a timely fashion.
Confidentiality	Execution of the attached Mutual Non-Disclosure Agreement shall also form the basis of your agreement to join the Company’s Board of Directors.

Term	In accordance with SharpLink’s Certificate of Incorporation, you shall stand for re-election at each annual meeting of shareholders and shall serve until your successor is duly elected and qualified or until your earlier death, resignation or removal.

We look forward to hearing that you will join us in our mission to establish SharpLink as a leading, industry respected affiliate marketing services company serving the global sports betting and casino gaming markets.

Sincerely,

/s/ Rob Phythian

Rob Phythian
Chairman and Chief Executive Officer

Accepted By:	/s/ Robert Gutkowski
Robert Gutkowski

Date:	February 16, 2024

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